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EXHIBIT 21

Subsidiaries of the Registrant

Name of Subsidiary	State of Incorporation	Doing Business As
ICG Communications, Inc.	Delaware	—
ICG Holdings, Inc.	Colorado	—
ICG Telecom Group, Inc.	Colorado	—
NikoNet, L.L.C.	Georgia	—
ICG Telecom Group of Virginia	Virginia	—
ICG ChoiceCom Management, L.L.C.	Delaware	—
ICG ChoiceCom, L.P.	Delaware	—
ICG Equipment, Inc.	Colorado	—
ICG Mountain View, Inc.	Colorado	—

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Subsidiaries of the Registrant